Exhibit 10.4.4

AMENDMENT NUMBER TWO

TO LEASE BETWEEN

FOURTH AVENUE LLC

AND

VICARIOUS SURGICAL INC.

THIS AMENDMENT made as of October 17, 2025 (“Amendment Number Two”), between Fourth Avenue LLC, a Massachusetts limited liability company having offices at One Gateway Center, Newton, Massachusetts (“Landlord”) and Vicarious Surgical US Inc. (fka Vicarious Surgical Inc.), a Delaware corporation, with offices in Waltham, Massachusetts (“Tenant”).

WITNESSETH THAT,

WHEREAS, by a Building Lease agreement dated January 25, 2021, (the “Original Lease”), Landlord demised and leased to Tenant approximately 42,000 rentable square feet in Landlord's single-story office building commonly referred to as 78 Fourth Avenue in Waltham, Massachusetts (the “Original Building”).

WHEREAS, by an Amendment Number One (“Amendment Number One”) to Lease dated October 14, 2021, the Term was extended through March 31, 2032 and the Premises was expanded to include approximately 30,000 square feet of rentable area on the ground floor of Landlord's adjacent, single-story building commonly referred to as 62 Fourth Avenue in Waltham, Massachusetts (the “Amendment One Building”).

WHEREAS, for the purposes of this Amendment, the Original Lease together with Amendment Number One are collectively referred to as the “Existing Lease”. As the term “Lease” (as opposed to “Existing Lease” or “Original Lease”) is used in this Amendment, the term “Lease” shall mean the Existing Lease as amended by this Amendment and as may from time to time be further amended.

WHEREAS, Landlord and Tenant desire to amend the Lease as follows.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Landlord and Tenant agree that the Lease shall be and hereby is amended in the following respects:

1.	The “Original Premises” consists of approximately 42,000 square feet of rentable area on the ground floor of the Original Building. The Original Premises is shown on Exhibit A, “LEASE PLAN”, originally attached to the Original Lease. The Original Premises is currently occupied by Tenant.

2.	The “Amendment Two Elimination Premises” consists of approximately 30,000 square feet of rentable area on the ground floor of the Amendment One Building (i.e., the “Amendment One Expansion Space” defined in Amendment Number One). The Amendment Two Elimination Premises is currently occupied by Tenant.

3.	The “Amendment Two Elimination Date” shall be December 23, 2025.

4.	Effective as of the Amendment Two Elimination Date, the Amendment Two Elimination Premises shall be no longer be included in the Premises, and the Premises shall then include only the Original Premises.

5.	Prior to the Amendment Two Elimination Date, Tenant shall have vacated the Amendment Two Elimination Premises and, effective on and from the Amendment Two Elimination Date, the terms of the Lease applicable with respect to vacating the Premises and the condition of the Premises at the expiration of the Term shall apply with respect to the Amendment Two Elimination Premises. With respect to Article 24.0 of the Original Lease, “HOLDOVER”, for the purpose of calculating the Rent payable with respect to the Amendment Two Elimination Premises during a holdover period (which Rent shall be in addition to all other Rent), the “Rent and other sums payable under this Lease as of the last day of the Term of this Lease” shall be deemed to be the “Rent and other sums payable under this Lease as of the last day of the Term of this Lease” applicable for the Premises, prorated and scaled on a per-square-foot basis as applicable to reflect the size of the Amendment Two Elimination Premises.

6.	Tenant shall deliver the Amendment Two Elimination Premises to Landlord on the Amendment Two Elimination Date, vacant, free of Tenant’s personal property, broom clean, and otherwise in the condition contemplated in the Lease for surrender of the Premises in the context of the Term Expiration Date, including, without limitation, the provisions of Original Lease Sections, 8.2, “Alterations and Improvements by Tenant.”, 8.4, “Fixtures, Equipment and Improvements - Removal by Tenant.”, 8.5, “Repairs by Tenant.”, and 8.7, “Tenant's Improvements and Condition of Premises at Termination.”.

7.	Effective as of the Amendment Two Elimination Date, the definition of the defined term “Building:” in Original Lease Article 1.0, “REFERENCE DATA”, shall be amended to once again read as follows:

“Landlord's single-story building consisting of approximately 42,000 square feet of rentable area, commonly referred to as 78 Fourth Avenue in Waltham, Massachusetts.”.

8.	Effective as of the Amendment Two Elimination Date, the definition of the defined term “Premises:” in Original Lease Article 1.0, "REFERENCE DATA" shall be amended to read as follows:

“Approximately 42,000 square feet of rentable area on the ground floor of the Original Building as more fully described in the Article 2.0 of the Lease, “DESCRIPTION OF PREMISES”. The Premises includes the entire ground floor of the Original Building, including, without limitation all loading docks and all other entry and exit ways.”

9.	Effective as of the Amendment Two Elimination Date, Exhibit A to the Original Lease shall no longer include Exhibit A attached to Amendment Number One.

10.	Effective as of the Amendment Two Elimination Date, the use of the term “Building” (and the corresponding definitions of “Land”, “Property” and “Parking Area”) throughout the Lease shall be deemed to refer to only the Original Building.

11.	Effective as of the Amendment Two Elimination Date, the Annual Base Rent shall be in accordance with the following table:

Period	Annual Base Rent:	Monthly Installment:
Amendment Two Elimination Date through March 31, 2026	$2,076,000.00	$173,000.00
April 1, 2026 through December 31, 2026	$2,148,000.00	$179,000.00
January 1, 2027 through March 31, 2027	$1,428,000.00	$119,000.00
April 1, 2027 through March 31, 2028	$1,470,000.00	$122,500.00
April 1, 2028 through March 31, 2029	$1,512,000.00	$126,000.00
April 1, 2029 through March 31, 2030	$1,554,000.00	$129,500.00
April 1, 2030 through March 31, 2031	$1,596,000.00	$133,000.00
April 1, 2031 through March 31, 2032	$1,638,000.00	$136,500.00

12.	In addition to all other Rent due under the Lease, Tenant, in consideration of this Amendment and elimination of the Amendment Two Elimination Premises, Tenant agrees that as of the Amendment Two Elimination Date, Landlord shall be entitled to the sum of $257,500.00 (the “Amendment Two Elimination Premises Payment”), which sum Landlord shall obtain by drawing on the letter of credit presently constituting the Security Deposit (the “Letter of Credit”); provided however, in the event the Letter of Credit has been cancelled, the Letter of Credit funds have been applied to other Tenant obligations in accordance with the Lease, or the funds necessary to fund the Amendment Two Elimination Premises Payment contemplated above are otherwise not then available by means of the Letter of Credit, upon demand of Landlord made on or after the Amendment Two Elimination Date, Tenant shall pay Landlord the Amendment Two Elimination Premises Payment.

13.	Provided as of the Amendment Two Elimination Date Tenant is not then in default under the Lease and no then existing condition then known to Tenant or Landlord exists, which then existing condition, with the passage of time or the giving of notice, would constitute a default under this Lease, upon receipt by Landlord of the Amendment Two Elimination Premises Payment (either by drawing on the Letter of Credit or by payment made to Landlord as contemplated in the immediately preceding section of this Amendment), in Article 1.0, “REFERENCE DATA”, the definition of the defined term “Security Deposit:” shall be amended to read:

“$678,500.00”

To fund the Amendment Two Elimination Premises Payment, Landlord shall have the right to draw on the Letter of Credit. In the event either (a) Landlord elects to draw on the Letter of Credit as contemplated above in this Amendment or (b) the Amendment Two Elimination Premises Payment is otherwise paid to Landlord, provided the issuer of the Letter of Credit (the “Issuer”) is an Approved Financial Institution, with respect to the administrative exercise of amending or replacing the Letter of Credit as may be then applicable, Landlord agrees to be commercially reasonable in cooperating and coordinating with the Issuer, including, without limitation, promptly reviewing and responding to the Issuer as applicable with respect to the language of a commercially reasonable amendment to or replacement of the Letter of Credit reducing the amount of the Letter of Credit as may be applicable as contemplated above in this Section of this Amendment.

14.	Effective as of the date of this Amendment, the last three paragraphs of Section 6.2 of the Lease, “Security Deposit.”, as such paragraphs were amended by Amendment Number One, shall be shall be amended to now read as follows:

“Notwithstanding anything to the contrary above in this Section 6.2, “Security Deposit.”, or elsewhere in this Lease, provided that as of the later of (A) the First Reduction Date (as defined below), or (B) the applicable Security Deposit Reduction Request (as defined below), (i) Tenant has not at any time been in default under this Lease beyond any applicable notice and cure period, (ii) Tenant is not then in default under this Lease and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under this Lease, (iii) except in the case of a Permitted Transfer, this Lease has not been assigned and the Premises or any portion of the Premises has not been sublet, and (iv) Tenant’s financial condition and forward outlook is satisfactory to Landlord (provided, however, that, subject to conditions (i), (ii), and (iii) above in this grammatical paragraph, so long as (a) Tenant then has available at least $50,000,000 of unencumbered operating cash net of Tenant’s current liabilities (and, if not included in current liabilities, the current portion of Tenant’s long term liabilities) and, (b) such unencumbered operating cash is then anticipated by Tenant to fund Tenant’s continued viability and operation through the balance of the Term, all determined in accordance with generally accepted accounting principles and as set forth in and consistent with Tenant’s then publicly available most current financial statements and other then current information provided to investors and analysts, or if Tenant is not then a public company, as set forth in and consistent with Tenant’s then current financial statements (audited by an nationally recognized, reputable accounting firm) and other then current information provided to investors, Landlord shall not deny Tenant’s request for reduction of the Security Deposit as contemplated here in this condition (iv)), then, subject to the provisions contained in this Section 6.2, “Security Deposit.”, and all other applicable provisions of this Lease, after the later of (x) June 30, 2026 and, (y) as contemplated in Section 15 of Amendment Number Two, Landlord has provided the Special Permit Procured Notice and Amendment Number Two is in full force and effect for the duration of the Term (the later of (x) and (y) being the “First Reduction Date”), the Security Deposit may be reduced by $100,000.00 to be a total of $578,500.00. Conditions (i), (ii), (iii), and (iv) above in this grammatical paragraph shall be deemed the “Security Deposit Reduction Conditions”) In the event the Security Deposit has been reduced as contemplated in the immediately preceding grammatical paragraph (the “First Security Deposit Reduction”), after the 12th full month after the First Security Deposit Reduction, upon Landlord’s receipt of a second Security Deposit Reduction Request, provided as of the date of such request, each and every one of the Security Deposit Reduction Conditions are met, then, subject to the provisions contained in this Section 6.2, “Security Deposit.”, and all other applicable provisions of this Lease, the Security Deposit may be reduced by a further $100,000.00 to then be a total of $478,500.00 (the “Second Security Deposit Reduction”).

In the event the Second Security Deposit Reduction has occurred, after the 12th full month after the Second Security Deposit Reduction, upon Landlord’s receipt of a third Security Deposit Reduction Request, provided as of the date of such request, each and every one of the Security Deposit Reduction Conditions are met, then, subject to the provisions contained in this Section 6.2, “Security Deposit.”, and all other applicable provisions of this Lease, the Security Deposit may be reduced by a further $100,000.00 to then be a total of $378,500.00 (the “Third Security Deposit Reduction”).

In the event the Third Security Deposit Reduction has occurred, Tenant shall have no further right to request any further reduction of the Security Deposit Notwithstanding anything to the contrary above in this Section 6.2, “Security Deposit.”, or elsewhere in the Lease, in no event shall the Security Deposit ever be less than $378,500.00. In addition, without limiting Landlord's rights available elsewhere under the Lease, at law or in equity, notwithstanding the Security Deposit reductions contemplated above, in the event of any default under this Lease by Tenant beyond any applicable notice and cure period, the Security Deposit shall be and remain $678,500.00 or shall again be and remain $678,500.00 from such occurrence through the balance of the Term, and Tenant shall, if and as applicable, immediately upon notice from Landlord, pay to Landlord such funds as are required to restore the Security Deposit to $678,500.00 or, if requested by Landlord, provide (in accordance with all Lease terms relating to letters of credit) a letter of credit in the amount of $678,500.00, or cause any existing letter of credit to be amended to be in the amount of $678,500.00. Failure of Tenant to restore the Security Deposit or provide or amend the letter of credit as required above shall be deemed a default by Tenant in the payment of Rent.

If in accordance with this Section 6.2, “Security Deposit.”, the Security Deposit may be reduced, in each and every such instance, Tenant shall request such reduction by notice to Landlord (a “Security Deposit Reduction Request”), which notice shall include information, calculations, narratives, and explanations satisfactory to Landlord as sufficient to make a determination whether or not the Security Deposit Reduction Conditions have been met. Provided with respect to the applicable Security Deposit Reduction Request, the Security Deposit Reduction Conditions have in fact been met, within 45 days of such Security Deposit Reduction Request, Landlord, at Landlord's discretion, shall apply the amount by which the Security Deposit is to be reduced to Rent due under this Lease, or refund such amount to Tenant, or, if applicable, cooperate and coordinate with Tenant to amend or replace any existing letter of credit.”

15.	As a material inducement to Landlord to enter into this Amendment, without which Landlord would NOT have entered into this Amendment, Landlord has, in conjunction with this Amendment, simultaneously entered into a direct lease for the Amendment Two Elimination Premises with Massachusetts Society for the Prevention of Cruelty to Animals, (“MSPCA”), for a term commencing immediately following the Amendment Two Elimination Date.

The continued effectiveness of the direct lease with MSPCA (the “MSPCA Lease”) is contingent upon MSCPA procuring a special permit (the “Special Permit”) required by the City of Waltham for use of the Amendment One Building for MSPCA’s purposes (such contingency being the “Special Permit Contingency”). For the purposes of this Section 15, “procuring”, “procured”, or variations thereof relating to the Special Permit, shall mean (a) the applicable municipal body in the City of Waltham has approved the Special Permit, and (b) no appeal has been filed within any applicable statutory appeal period thereafter, or if an appeal has been filed, there has been a final adjudication affirming the issuance of the Special Permit with no availability for further appeal. In the event MSPCA has not procured the Special Permit prior to the Amendment Two Elimination Date, subject to the terms of the MSPCA Lease, Landlord has the right to terminate the MSPCA Lease, subject to certain rights of MSPCA to continue procurement of the Special Permit for a limited period of time. As of the date of this Amendment, the applicable municipal body in the City of Waltham has approved the Special Permit, and applicable statutory appeal periods expire December 22, 2025.

In the event (x) the Special Permit is not procured by the Amendment Two Elimination Date, Landlord shall immediately notify Tenant and the following shall apply. In the event (x) the Special Permit has otherwise not been procured by June 30, 2026, (such failure to procure, referred to in this Amendment as a “Special Permit Fail”), (y) Landlord’s right to terminate the MSCPA lease for non-procurement of the Special Permit has ripened, and (z) Landlord has in fact terminated the MSPCA lease, Landlord shall promptly (but not later than within 5 Business Days after the occurrence of all of events (x), (y), and (z) described in this sentence) notify Tenant, and upon such notice this Amendment shall be immediately null, void, and without effect (an “Amendment Two Void”).

In any event, unless and until the first to occur of the date the Special Permit is procured or an Amendment Two Void, this Amendment shall remain in full force and effect, the Amendment Two Elimination Premises shall remain included in the Premises, and all of Tenant’s rights and obligations shall apply with respect to the Amendment Two Elimination Premises (including, without limitation, Tenants obligations with respect to maintaining the premises and payment obligations other than as specifically modified below in this grammatical paragraph); provided, however, (a) from the Amendment Two Elimination Date and until the first to occur of the date the Special Permit is procured or an Amendment Two Void, notwithstanding the Existing Lease to the contrary, Tenant shall pay Annual Base Rent in accordance with the schedule of Annual Base Rent set forth in above in this Amendment (Section 11), and, (b) in the event of and from the date of an Amendment Two Void, Tenant shall pay Annual Base Rent in accordance with the schedule of Annual Base Rent set forth in the Existing Lease and applicable immediately prior to the date of this Amendment (i.e. the Annual Base Rent set forth in Section 15 of Amendment Number One, the “Reversion Rent Schedule”). For the avoidance of doubt, in the case of (b) above in the immediately preceding sentence, where, from the date of an Amendment Two Void, Tenant is obligated to pay Annual Base Rent at such higher amounts as are set forth in the Reversion Rent Schedule, with respect to the period between the Amendment Two Elimination Date and date of an Amendment Two Void, Tenant shall have no obligation to retroactively pay the difference between (i) such higher amounts of Annual Base Rent as are set forth in the Reversion Rent Schedule, and (ii) such lesser amounts of Annual Base Rent as are set forth in the schedule of Annual Base Rent above in Section 11 of this Amendment.

16.	Tenant represents and warrants that, with respect to this Amendment, Tenant has not directly or indirectly dealt with any brokers other than Lincoln Property Company and Jones Lang LaSalle, whose commissions (if any) shall be paid by Tenant pursuant to a separate agreement with Lincoln Property Company. Tenant agrees to save harmless and indemnify Landlord against any claims for a commission or other fee by Lincoln Property Company, Jones Lang LaSalle (except as expressly set forth below), and any other broker, person, or firm with whom Tenant has dealt in connection with this Amendment or the MSPCA Lease.

Landlord represents and warrants that, with respect to this Amendment, Landlord has not directly or indirectly dealt with any brokers other than Lincoln Property Company and Jones Lang LaSalle, whose commissions (if any) shall be paid by Tenant pursuant to a separate agreement with Lincoln Property Company. Landlord agrees to save harmless and indemnify Tenant against any claims for a commission or other fee by any broker, person, or firm whom Landlord has dealt with in connection with this Amendment, other than Lincoln Property Company and Jones Lang LaSalle, and, as expressly set forth below, the commission payable by Landlord to Jones Lang LaSalle.

Tenant understands, acknowledges, and agrees that Tenant shall be responsible for all commissions due Lincoln Property Company relating to this Amendment and the MSPCA Lease, and for all commissions due Jones Lang LaSalle relating to this Amendment and the MSPCA Lease for the period of time from the Amendment Two Elimination Date through March 31, 2032. Tenant represents and warrants that as of the date of this Amendment, all such commissions have been paid, or are held in escrow pursuant to a separate agreement between Tenant and the applicable brokers pending expiration of the Special Permit Contingency. Attached to this Amendment as Exhibit A, “COMMISSION PAYMENTS”, are copies of such commission payments and/or if applicable, a copy of the escrow agreements with the applicable brokers.

Landlord understands, acknowledges, and agrees that, pursuant to a separate agreement, Landlord shall be responsible for all commissions due Jones Lang LaSalle relating to the MSPCA Lease for the period beginning April 1, 2032.

17.	Tenant understands, acknowledges, and agrees that the MSPCA Lease is the natural outcome of Tenant’s initiative and Tenant’s efforts to mitigate Tenant’s burden of paying rent on the Amendment Two Elimination Premises, an outcome that might otherwise have taken the form of a sublease of all or a portion of the Premises or an assignment of the Lease. Accordingly, as contemplated in Section 10.0 of the Lease, “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.” with respect to Tenant’s requests for Landlord’s consent to any sublease or assignment, Tenant shall reimburse Landlord promptly, as Additional Rent, for Landlord's reasonable legal, professional, administrative, managerial, and all other expenses related to inception of the MSPCA Lease.

18.	Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Existing Lease.

19.	This Amendment and the Exhibits made a part hereof contain the entire and only agreement between the parties relative to the subject matter of this Amendment, and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations, and statements upon which it relied in executing this Amendment are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge, or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. Nothing herein shall prevent the parties from agreeing to amend this Lease provided such amendment shall be in writing and duly signed by both parties.

20.	Except as herein amended, all terms, conditions, covenants, agreements, and provisions of the Lease shall remain in full force and effect and are hereby ratified and confirmed. In the event any terms, covenants, or conditions as set forth in this Amendment conflict with any terms, covenants, or conditions contained in the Lease, the terms, covenants, and conditions of this Amendment shall govern.

21.	This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, with the same effect as if mentioned in each instance where a party hereto is named or referred to.

22.	Tenant represents and warrants that the execution of this Amendment has been duly authorized by all requisite action and this Amendment is binding upon and enforceable against Tenant in accordance with its terms. Landlord represents and warrants that the execution of this Amendment has been duly authorized by all requisite action and this Amendment is binding upon and enforceable against Landlord in accordance with its terms.

23.	This Amendment may be executed in one or more counterparts (all of which when taken together shall constitute one instrument), and may be executed and delivered by electronic format

(including DocuSign) or electronic transmission of a scanned image (in PDF format or otherwise), each of which, when so executed, shall be deemed an original and shall have the same force and effect as an originally executed document. Upon written request from the other party, a party delivering this Amendment will deliver a "hard" original signature copy of this Amendment to the other party, provided however, the failure to do so shall not affect or vitiate the viability or validity of this Amendment, or the admissibility into evidence of the electronically transmitted counterpart.

TN WITNESS WHEREOF the parties have hereunto set their hands and seals on the day and year first written above.

FOURTH AVENUE LLC		VICARIOUS SURGICAL US INC.

BY: COMMONWEALTH DEVELOPMENT LLC, MANAGER

By	/s/ James A. Magliozzi	By	/s/ Stephen From
James A. Magliozzi, Manager		Name:	Stephen From
		Title:	CEO, duly authorized

The undersigned, as guarantor of Tenant's obligations under this Lease hereby acknowledges the foregoing Amendment to Lease

VICARIOUS SURGICAL INC.

By	/s/ Stephen From
Name:	Stephen From
Title:	CEO, duly authorized